Exhibit 99.1

Contact: Richard S. Lindahl
Chief Financial Officer	1919 North Lynn Street
(571) 303-6956	Arlington, Virginia 22209
jconnor@executiveboard.com	www.executiveboard.com

CEB REPORTS SECOND QUARTER RESULTS AND REAFFIRMS 2013 GUIDANCE

CEB Reports Quarterly Total Revenue Growth of 50.8%, CEB Segment

Contract Value Growth of 10.6%, and Declares Quarterly Cash Dividend

ARLINGTON, Va. – July 29, 2013 – The Corporate Executive Board Company (“CEB” or the “Company”) (NYSE: CEB) today announces financial results for the second quarter and six months ended June 30, 2013. Revenue increased 50.8% to $204.6 million in the second quarter of 2013 from $135.7 million in the second quarter of 2012. Net income in the second quarter of 2013 was $13.6 million, or $0.40 per diluted share, compared to $14.8 million, or $0.44 per diluted share, in the same period of 2012. Adjusted net income was $24.8 million and Non-GAAP diluted earnings per share were $0.73 in the second quarter of 2013 compared to $18.4 million and $0.55 in the same period of 2012, respectively.

In the first six months of 2013, revenue was $394.9 million, a 49.5% increase from $264.2 million in the first six months of 2012. Net income in the first six months of 2013 was $24.8 million, or $0.73 per diluted share, compared to $30.3 million, or $0.90 per diluted share, in the same period of 2012. Adjusted net income was $47.4 million and Non-GAAP diluted earnings per share were $1.40 in the first six months of 2013 compared to $36.2 million and $1.08 in the same period of 2012, respectively.

“Our financial returns continue to validate our strategy of tying uniquely valuable insights and data to the big dollar decisions made by key corporate and functional leaders,” said Tom Monahan, Chairman and CEO. “We are sustaining momentum in our CEB segment, especially in North America despite headwinds in our government business. We are also pleased to see initial positive returns on the tactical investments we’ve made in the SHL segment. These outcomes are the direct result of the high value content, enabling technology, and exceptionally talented employees we bring to our sizeable market opportunity every day.”

OUTLOOK FOR 2013

The Company reaffirms its 2013 annual guidance as follows: Adjusted revenue of $825 to $845 million, revenue of $812 to $832 million, capital expenditures of $29 to $31 million, Non-GAAP diluted earnings per share of $2.85 to $3.15, an Adjusted EBITDA margin between 25.0% and 26.5%, and depreciation and amortization expense of $61 to $63 million. Adjusted revenue refers to revenue before the impact of the reduction of SHL revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the SHL acquisition date to fair value. The estimated reduction in 2013 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $13 million.

SEGMENT HIGHLIGHTS

Since the August 2012 acquisition of SHL Group Holdings I Limited and its subsidiaries (“SHL”), the Company has had two operating segments, CEB and SHL. The CEB segment includes the historical CEB products and services provided to senior executives and their teams to drive corporate performance. The SHL segment includes the SHL products and services of cloud-based solutions for talent assessment and talent mobility as well as professional services that support those solutions. Personnel Decisions Research Institutes, Inc. (“PDRI”), a subsidiary acquired as part of the SHL acquisition, is included in the CEB segment. PDRI provides customized personnel assessment tools and services to various agencies of the US government.

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CEB Segment

CEB segment revenue increased 15.5% in the second quarter of 2013 to $156.8 million from $135.7 million in the same period of 2012. There was $6.3 million of PDRI revenue included in CEB segment revenue in the second quarter of 2013. CEB segment Adjusted EBITDA in the second quarter of 2013 was $41.0 million compared to $35.2 million in the same period of 2012. CEB segment Adjusted EBITDA margin in the second quarter of 2013 was 26.2% of segment Adjusted revenue compared to 25.9% in the second quarter of 2012.

CEB segment revenue increased 15.4% in the first six months of 2013 to $305.0 million from $264.2 million in the same period of 2012. There was $13.1 million of PDRI revenue included in CEB segment revenue in the first six months of 2013. CEB segment Adjusted EBITDA was $79.9 million in the first six months of 2013 compared to $69.1 million in the same period of 2012. CEB segment Adjusted EBITDA margin was 26.2% of segment Adjusted revenue in both the first six months of 2013 and 2012.

CEB segment Contract Value at June 30, 2013 increased 10.6% to $567.2 million compared to $512.7 million at June 30, 2012. CEB segment Wallet retention rate at June 30, 2013 was 99% compared to 100% at June 30, 2012. CEB segment Contract Value per member institution increased 5.6% at June 30, 2013 to $91,645 from $86,756 at June 30, 2012.

SHL Segment

SHL segment revenue was $47.8 million in the second quarter of 2013. SHL segment Adjusted EBITDA was $10.0 million and SHL segment Adjusted EBITDA margin was 19.7% of segment Adjusted revenue in the second quarter of 2013.

SHL segment revenue was $89.9 million in the first six months of 2013. SHL segment Adjusted EBITDA was $18.4 million and SHL segment Adjusted EBITDA margin was 18.9% of segment Adjusted revenue in the first six months of 2013.

SHL segment Wallet retention rate at June 30, 2013 was 96%. Unlike CEB members, a majority of SHL customers do not typically enter into contracts for fixed periods, so Contract Value is not a relevant operating statistic for the SHL segment.

QUARTERLY DIVIDEND

The Company announces that its Board of Directors has approved a cash dividend on its common stock for the third quarter of 2013 of $0.225 per share. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on September 30, 2013 to stockholders of record on September 13, 2013.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Non-GAAP diluted earnings per share, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The term “Adjusted revenue” refers to revenue before the impact of the reduction of SHL revenue recognized in the post-acquisition period to reflect the adjustment of deferred revenue at the SHL acquisition date to fair value (the “deferred revenue fair value adjustment”).

The term “Adjusted EBITDA” refers to net income before loss from discontinued operations, net of provision for income taxes; interest expense, net; depreciation and amortization; provision for income taxes; the impact of the deferred revenue fair value adjustment; acquisition related costs; share-based compensation; costs associated with exit activities; restructuring costs; and gain on acquisition.

The term “Adjusted EBITDA margin” refers to Adjusted EBITDA as a percentage of Adjusted revenue.

The term “Adjusted net income” refers to net income before loss from discontinued operations, net of provision for income taxes and excludes the after tax effects of the impact of the deferred revenue fair value adjustment, acquisition related costs, share-based compensation, amortization of acquisition related intangibles, costs associated with exit activities, restructuring costs, and gain on acquisition.

“Non-GAAP diluted earnings per share” refers to diluted earnings per share before the per share effect of loss from discontinued operations, net of provision for income taxes and excludes the after tax per share effects of the impact of the deferred revenue fair value adjustment, acquisition related costs, share-based compensation, amortization of acquisition related intangibles, costs associated with exit activities, restructuring costs, and gain on acquisition.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•

Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred significant expenses primarily in connection with our SHL acquisition and also incurred certain other operating expenses, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•

Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying tables.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our 2013 annual guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the U.S. Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential failure to develop and sell, or expand sales markets for our SHL tools and services, our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data, potential confusion about our rebranding, including our integration of the SHL brand, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments including our acquisition of SHL, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the senior secured credit facilities we entered into in connection with our acquisition of SHL or any additional indebtedness we may incur in the future, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, and our potential inability to effectively anticipate, plan for and respond to changing economic and financial markets conditions, especially in light of ongoing uncertainty in the worldwide economy, the US economy (including sequestration under the Budget Control Act of 2011), and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2012 Annual Report on Form 10-K filed on March 1, 2013. The forward-looking statements in this presentation are made as of July 29, 2013, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CEB

CEB is the leading member-based advisory company. By combining the best practices of thousands of member companies with our advanced research methodologies and human capital analytics, we equip senior leaders and their teams with insight and actionable solutions to transform operations. This distinctive approach, pioneered by CEB, enables executives to harness peer perspectives and tap into breakthrough innovation without costly consulting or reinvention. The CEB member network includes more than 16,000 executives and the majority of top companies globally. In 2012, CEB acquired SHL, the leader in talent measurement solutions. Headquartered in London with offices in North and South America, Europe, the Middle East, Africa, Asia and Australia/New Zealand, SHL delivers more than 30 million scientifically proven and predictive selection and development assessments annually in over 30 languages, and supports more than 10,000 business customers. For more information visit www.executiveboard.com.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended June 30,		Selected Percentage Changes	Six Months Ended June 30,
		2013	2012		2013	2012
Financial Highlights:
(In thousands, except per share data)
Revenue	50.8%	$204,610	$135,718	49.5%	$394,882	$264,185
Adjusted revenue	52.9%	$207,560	$135,718	52.3%	$402,341	$264,185
Net income	(8.1)%	$13,568	$14,765	(18.3)%	$24,776	$30,326
Adjusted net income	34.7%	$24,761	$18,383	31.0%	$47,448	$36,230
Adjusted EBITDA	45.2%	$51,041	$35,156	42.1%	$98,223	$69,107
Adjusted EBITDA margin		24.6%	25.9%		24.4%	26.2%
Diluted earnings per share	(9.1)%	$0.40	$0.44	(18.9)%	$0.73	$0.90
Non-GAAP diluted earnings per share	32.7%	$0.73	$0.55	29.6%	$1.40	$1.08
Other Operating Statistics:
CEB segment Contract Value (in thousands)*				10.6%	$567,220	$512,660
CEB segment Member institutions				4.7%	6,189	5,909
CEB segment Contract Value per member institution				5.6%	$91,645	$86,756
CEB segment Wallet retention rate**					99%	100%
SHL segment Wallet retention rate***					96%	—

*	We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value does not include the impact of PDRI.
**	We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year CEB segment Contract Value from prior year members as a percentage of the total prior year CEB segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.
***	We define “SHL segment Wallet retention rate,” at the end of the quarter on a constant currency basis, as the last current 12 months of total SHL segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total SHL segment Adjusted revenue.

THE CORPORATE EXECUTIVE BOARD COMPANY

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue (1)	$204,610	$135,718	$394,882	$264,185
Costs and expenses:
Cost of services	75,797	47,372	146,788	90,979
Member relations and marketing	58,238	38,615	113,896	76,741
General and administrative	25,253	16,040	50,470	32,124
Acquisition related costs (2)	2,024	2,253	3,022	2,729
Depreciation and amortization	14,783	5,935	29,489	10,964

Total costs and expenses	176,095	110,215	343,665	213,537

Operating profit	28,515	25,503	51,217	50,648
Other (expense) income, net
Interest income and other (3)	(256)	(617)	1,296	930
Interest expense	(6,240)	(128)	(12,640)	(265)

Other (expense) income, net	(6,496)	(745)	(11,344)	665

Income before provision for income taxes	22,019	24,758	39,873	51,313
Provision for income taxes	8,451	9,993	15,097	20,987

Net income	$13,568	$14,765	$24,776	$30,326

Basic earnings per share	$0.41	$0.44	$0.74	$0.91
Diluted earnings per share	$0.40	$0.44	$0.73	$0.90
Weighted average shares outstanding
Basic	33,459	33,502	33,481	33,416
Diluted	33,741	33,718	33,850	33,713
Percentages of Adjusted Revenue
Cost of services	36.5%	34.9%	36.5%	34.4%
Member relations and marketing	28.1%	28.5%	28.3%	29.0%
General and administrative	12.2%	11.8%	12.5%	12.2%
Depreciation and amortization	7.1%	4.4%	7.3%	4.2%
Operating profit	13.7%	18.8%	12.7%	19.2%
Adjusted EBITDA (4)	24.6%	25.9%	24.4%	26.2%

(1)	Net of a $3.0 million and $7.5 million reduction to reflect the impact of the SHL deferred revenue fair value adjustment in the three and six months ended June 30, 2013, respectively.
(2)	Acquisition related costs in the three and six months ended June 30, 2013 primarily relate to the integration of SHL. Acquisition related costs in the three and six months ended June 30, 2012 primarily relate to transaction costs associated with the SHL acquisition.
(3)	Interest income and other in the three months ended June 30, 2013 includes interest income of $0.1 million offset by a $0.1 million of foreign currency loss and a decrease of $0.2 million in the fair value of deferred compensation plan assets. Interest income and other in the three months ended June 30, 2012 includes a $0.4 million decrease in the fair value of deferred compensation plan assets and a $0.4 million foreign currency loss, offset by interest income of $0.2 million. Interest income and other in the six months ended June 30, 2013 includes a $0.6 million increase in the fair value of deferred compensation plan assets, $0.6 million of other income and $0.1 million of interest income offset by a $0.1 million foreign currency loss. Interest income and other in the six months ended June 30, 2012 includes a $0.8 million increase in the fair value of deferred compensation plan assets and $0.4 million of interest income offset by a $0.2 million foreign currency loss.
(4)	See “Non-GAAP Financial Measures” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY

Segment Operating Results

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Adjusted Revenue (1)
CEB segment	$156,818	$135,718	$304,957	$264,185
SHL segment (2)	50,742	—	97,384	—

	$207,560	$135,718	$402,341	$264,185

Adjusted EBITDA (1)
CEB segment	$41,044	$35,156	$79,865	$69,107
SHL segment	9,997	—	18,358	—

	$51,041	$35,156	$98,223	$69,107

Adjusted EBITDA Margin (1)
CEB segment	26.2%	25.9%	26.2%	26.2%
SHL segment	19.7	—	18.9	—

	24.6%	25.9%	24.4%	26.2%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	Includes a $3.0 million and $7.5 million increase to revenue to reflect the impact of the SHL deferred revenue fair value adjustment in the three and six months ended June 30, 2013.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$81,573	$72,699
Accounts receivable, net (1)	187,369	239,599
Deferred income taxes, net	15,526	15,669
Deferred incentive compensation	23,013	19,984
Prepaid expenses and other current assets	19,730	19,068

Total current assets	327,211	367,019
Deferred income taxes, net	243	283
Property and equipment, net	106,617	96,962
Goodwill	446,248	471,299
Intangible assets, net	305,052	335,191
Other non-current assets	55,204	51,495

Total assets	$1,240,575	$1,322,249

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$61,987	$84,363
Accrued incentive compensation	37,358	53,927
Deferred revenue (2)	380,940	365,747
Deferred income taxes, net	1,810	3,537
Debt – current portion	12,474	12,479

Total current liabilities	494,569	520,053
Deferred income taxes	53,352	59,773
Other liabilities	103,571	98,641
Debt – long term	502,042	528,280

Total liabilities	1,153,534	1,206,747
Total stockholders’ equity	87,041	115,502

Total liabilities and stockholders’ equity	$1,240,575	$1,322,249

(1)	Includes accounts receivable, net of $61.1 million and $52.2 million at June 30, 2013 and December 31, 2012, respectively, related to the SHL segment and PDRI.
(2)	Includes deferred revenue of $54.0 million and $41.6 million at June 30, 2013 and December 31, 2012, respectively, related to the SHL segment and PDRI.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2013	2012
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,776	$30,326
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	29,489	10,964
Amortization of credit facility issuance costs	1,609	—
Deferred income taxes	(4,588)	2,032
Share-based compensation	5,857	4,236
Excess tax benefits from share-based compensation arrangements	(4,036)	(1,938)
Foreign currency translation loss	579	216
Amortization of marketable securities premiums, net	—	56
Changes in operating assets and liabilities:
Accounts receivable, net	49,458	44,293
Deferred incentive compensation	(3,060)	(2,814)
Prepaid expenses and other current assets	(1,001)	6,051
Other non-current assets	392	(2,286)
Accounts payable and accrued liabilities	(23,435)	(9,568)
Accrued incentive compensation	(16,010)	(9,855)
Deferred revenue	17,562	8,980
Other liabilities	70	2,818

Net cash flows provided by operating activities	77,662	83,511
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(14,384)	(6,161)
Cost method investment	(7,300)	—
Acquisition of businesses, net of cash acquired	—	(20,982)
Maturities of marketable securities	—	1,200

Net cash flows used in investing activities	(21,684)	(25,943)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of credit facility	(26,626)	—
Proceeds from the exercise of common stock options	1,098	807
Proceeds from the issuance of common stock under the employee stock purchase plan	384	293
Excess tax benefits from share-based compensation arrangements	4,036	1,938
Credit facility issuance costs	—	(200)
Purchase of treasury shares	(2,751)	—
Withholding of shares to satisfy minimum employee tax withholding for restricted stock units	(6,466)	(3,334)
Payment of dividends	(15,064)	(11,696)

Net cash flows used in financing activities	(45,389)	(12,192)
Effect of exchange rates on cash	(1,715)	(87)

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,874	45,289
Cash and cash equivalents, beginning of year	72,699	133,429

Cash and cash equivalents, end of year	$81,573	$178,718

THE CORPORATE EXECUTIVE BOARD COMPANY

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended June 30, 2013			Six Months Ended June 30, 2013
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$156,818	$47,792	$204,610	$304,957	$89,925	$394,882
Impact of the deferred revenue fair value adjustment	—	2,950	2,950	—	7,459	7,459

Adjusted revenue	$156,818	$50,742	$207,560	$304,957	$97,384	$402,341

Adjusted EBITDA

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	CEB	SHL	Total	CEB	SHL	Total
Net income (loss)	$14,467	$(899)	$13,568	$14,765	$—	$14,765
Interest expense (income), net	6,174	—	6,174	(58)	—	(58)
Depreciation and amortization	7,085	7,698	14,783	5,935	—	5,935
Provision for income taxes	9,384	(933)	8,451	9,993	—	9,993
Impact of the deferred revenue fair value adjustment	—	2,950	2,950	—	—	—
Acquisition related costs	1,189	835	2,024	2,253	—	2,253
Share-based compensation	2,745	346	3,091	2,268	—	2,268

Adjusted EBITDA	$41,044	$9,997	$51,041	$35,156	$—	$35,156

Adjusted EBITDA margin	26.2%	19.7%	24.6%	25.9%	—	25.9%

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	CEB	SHL	Total	CEB	SHL	Total
Net income (loss)	$29,237	$(4,461)	$24,776	$30,326	$—	$30,326
Interest expense (income), net	12,523	—	12,523	(135)	—	(135)
Depreciation and amortization	14,292	15,197	29,489	10,964	—	10,964
Provision for income taxes	16,438	(1,341)	15,097	20,987	—	20,987
Impact of the deferred revenue fair value adjustment	—	7,459	7,459	—	—	—
Acquisition related costs	2,019	1,003	3,022	2,729	—	2,729
Share-based compensation	5,356	501	5,857	4,236	—	4,236

Adjusted EBITDA	$79,865	$18,358	$98,223	$69,107	$—	$69,107

Adjusted EBITDA margin	26.2%	18.9%	24.4%	26.2%	—	26.2%

Adjusted Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$13,568	$14,765	$24,776	$30,326
Impact of the deferred revenue fair value adjustment (1)	2,100	—	5,310	—
Acquisition related costs (1)	1,334	1,344	1,958	1,623
Share-based compensation (1)	1,915	1,361	3,605	2,543
Amortization of acquisition related intangibles (1)	5,844	913	11,799	1,738

Adjusted net income	$24,761	$18,383	$47,448	$36,230

Non-GAAP Earnings per Diluted Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Diluted earnings per share	$0.40	$0.44	$0.73	$0.90
Impact of the deferred revenue fair value adjustment (1)	0.06	—	0.16	—
Acquisition related costs (1)	0.04	0.04	0.05	0.05
Share-based compensation (1)	0.06	0.04	0.11	0.08
Amortization of acquisition related intangibles (1)	0.17	0.03	0.35	0.05

Non-GAAP diluted earnings per share	$0.73	$0.55	$1.40	$1.08

(1)	Adjustments are net of the estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction in the applicable period. The following income rates were used: 29% for the deferred revenue fair value adjustment; 37% for acquisition related costs; 39% for share-based compensation; and 32% for amortization of acquisition related intangibles.

With respect to the Company’s 2013 annual guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2013 are not provided because the Company cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations for 2013 with certainty at this time.